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                                                                    EXHIBIT 99.1


                 COHO UNABLE TO REACH AGREEMENT WITH HICKS MUSE


DALLAS--(BUSINESS WIRE)--Feb. 12, 1999--Coho Energy, Inc., (Nasdaq: COHO - news) announced today that it has been unable to reach an agreement for a restructure of its original contract with Hicks, Muse, Tate & Furst ("Hicks Muse") providing for the Company's issuance of $250 million of equity.

Last December, Hicks Muse had informed the Company that it was not willing to close the Company's original agreement, but that it would be willing to restructure the transaction such that the share price would be $4 per share rather than the $6 per share as had been approved by the shareholders in December. The Company has been working with Hicks Muse to reach a new agreement since Dec. 11 and after working through all of the issues with all of the interested parties related to such a change and negotiating an agreement which was expected to be signed this week, Hicks Muse has informed the Company that it is no longer interested in the investment and it would not honor its commitment to the Company.

In light of the foregoing facts, the Company is continuing to consider all of its options. The Company expects any such options would need to include an arrangement with the Company's lenders under the Company's existing credit arrangements but there can be no assurance that any such agreement can be reached.

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Contact:

Coho Energy, Inc., Dallas
Jeffrey Clarke/Anne Marie O'Gorman, 972/774-8300